THOUGHTFUL MEDIA GROUP

Issuer Free Writing Prospectus dated December 10, 2024
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated December 6, 2024
Registration Statement No. 333-281589

Investor Presentation

December 2024

✦ INNOVATIVE ✦ IMPACTFUL ✦ INFLUENTIAL

www.thoughtfulmedia.com

Disclaimers

Free Writing Prospectus Statement

This free writing prospectus relates to the proposed initial public offering of common stock of Thoughtful Media Group Inc. (the "Company"), which are being registered on a registration statement and should be read together with the preliminary prospectus included in the registration statement initially filed with the SEC on August 15, 2024, for the offering to which this presentation relates and may be accessed through the following link:
https://www.sec.gov/Archives/edgar/data/1991879/000160706224000241/tmg081424forms1.htm

The Company has filed the registration statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you request it from Cathay Securities Inc., 40 Wall Street, Suite 3600, New York, NY 10005, telephone+1 (855) 939-3888, service@cathaysecurities.com.

Disclaimers

Forward Looking Statements

All statements in this presentation, other than those relating to historical facts, are "forward-looking statements." These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; statements relating to the industry and government policies and regulations relating to our industry; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things: the overall global economic environment; general market, political, and economic conditions in the countries in which we operate: projected capital expenditures and liquidity; changes in our strategy; government regulations and approvals; and litigation and regulatory proceedings. The Company has filed a registration statement on Form S-1 (Registration No.: 333-281589) (the "Registration Statement") with the Securities and Exchange Commission for the offering to which this presentation relates. Before you invest, you should read the registration statement and other documents that we have filed with the Securities and Exchange Commission for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the Commission's website at www.sec.gov. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the Registration Statement. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any of our securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offering of securities can only be made in compliance with applicable securities laws. You should read carefully the factors described in the "Risk Factors" section of the Registration Statement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus. These forward-looking statements speak only as of the date of this presentation, and we assume no obligation to update or revise these forward-looking statements for any reason. This presentation is not directed to, or intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, transmission, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction. No communication or information relating to the transaction described herein may be distributed to the public in any jurisdiction in which registration or approval would be required prior to such distribution.

THOUGHTFUL MEDIA GROUP | SoPa Society Pass Inc.

Thoughtful Media Group Inc.

Originally founded in 2010 and a member of the Society Pass Inc (Nasdaq: SOPA).

Our Mission

To be the PREMIER digital advertising company servicing advertisers, merchants, and over 10,000 content creators throughout Southeast Asia.

Our Values

Innovative. Impactful. Influential.

Issuer	Thoughtful Media Group Incorporated
Exchange//Symbol	Nasdaq Capital Market // TMGX
Offering Type	Initial Public Offering
Offering size	Approximately $9 million (excluding 15% over-allotment option and IPO expense)
Securities offered	Common Stock
Price range	$4 - $5
Use of proceeds	• Approximately $3.9 million for mergers and acquisitions; • Approximately $1.6 million for expansion of market; • Approximately $2.4 million for working capital and other general corporate purposes.
Bookrunners	Cathay Securities, Inc. and Bancroft Capital, LLC

TMG Geographic Footprint

Servicing Advertisers & Creators in South East Asia.

> *We currently have **5 offices**, including Thailand (headquarters), Vietnam, Jakarta, Manila, and Singapore.*



Ho Chi minh City, Vietnam
Manila, Phillipines
Bangkok, Thailand
Singapore
Jakarta, Indonesia

TMG by the Numbers

60+
Team Members

6
SEA Countries

13 Years
of Operations

Partnered with more than
500 Brands

Network of
10,000+
Creators

Meet Our Executive Team

TMG executive team brings deep and extensive functional skills to manage TMG's business. With decades of digital advertising and influencer marketing industry experience, we enable TMG to integrate seamlessly across SEA.



Kriangkrai Chaimongkol

Chief Executive Officer



Quynh Vo

Chief Marketing Officer



Heng Xue Li

Chief Financial Officer



Sumit Agrawal

Chief Technology Officer

TMG Regional Organization

With strategically localised operations spread across the region, we leverage our domestic expertise with an international approach.

As a result, each country's operational team creates outsized impact and integrates our services for each local market. *Moreover, our product teams identify market trends to create new revenue streams to serve advertisers and creators.*

Executive Management	 *K. Chaimongkol* **CEO**	 *Quynh Vo* **CMO**	 *Heng Xue Li* **CFO**	 *Sumit Agrawal* **CTO**
Country Heads	 *Issaree Pimpkhan* **Thailand**	 *Thao Ngo* **Vietnam**	 *M. Ilhamka Nizam* **Indonesia**	 *Billy Soo* **Philippines & MY and SG**
Product Teams	*Premium*	*MCN*	*Social Commerce*	*Sports & Entertainment*
Operation Teams	*Sales & Client Services*	*Strategic Planning*	*Creative Ideation*	*Campaign Activation*

THOUGHTFUL MEDIA GROUP

Our Business

Our Business, Products & Services

Premium Business
- *Campaign strategy & execution*
- *Influencer advertising*
- *Media buying*
- *Billboard advertising*

MCN
- *Content strategy*
- *Digital Rights Management*
- *Content outreach & execution*
- *Platform Monetization*

Social Commerce
- *Affiliates Marketing*
- *Live-Streaming*
- *Social-selling*

Production House
- *Content Production*
- *Podcasts*
- *Music Production*
- *Movie Production & Distribution*

Music Entertainment
- *Event Promotion*
- *Local and International Artists*
- *Artist Agency and Management*

Sports Marketing
- *Event sponsorship*
- *Community Building*
- *Sports Personalities Engagement*
- *Event Management & IP Licensing*


LÁCH TẤT TẢ ĐÓN TẾT
TRÚC NHÂN X MEW AMAZING
OFFICIAL MUSIC VIDEO
Lương tháng 15!
MILO
Biệt Đội Năng Động
MUSIC VIDEO

Premium Business Revenue Model

Customized fees from unique and value added services maximize revenues and profits.

Our Premium Digital Advertising business model maximizes revenue streams by leveraging key verticals including Influencer Marketing and Brand Campaign, Social Commerce, and Sports Marketing.

We customize our services fee structure based on scope of work and assignments.


Biệt Đội
Năng Động
MUSIC VIDEO
NO SUGAR
REGRETS
LÁCH TẤT TẢ ĐÓN TẾT
TRÚC NHÂN X MEW AMAZING
Lương tháng 15!
Biệt Đội
Năng Động

Premium Business Revenue Model

Charge upfront Services Fee by retaining fee concept; *Generate topline revenue streams through TMG Key Accounts.*

Actual Charge *on third party expenses, e.g., influencer cost, production unit cost + Agency Fee*

Charge by campaign or by project; *Maximize revenue streams through service items, e.g., planning, creative, account management fees.*

Extra Margin Charge; *Charge extra margins from third party to cover company expenses and man hours, e.g., influencer cost, production units cost + Agency Fee*

MCN Revenue Model

MCNs are third-party platforms that support creators with growth, monetization, and distribution. In return, creators share a portion of their revenue.

The MCN business model is based on three pillars: Creator Revenue Shares, Talent Management Fees, and Content Production Revenues.

Creator Support Fee

Creators share monthly revenue with TMG in exchange for services like digital rights management, YouTube advertising, and YouTube Shorts support.

Talent Management Fees

Our Talent Management Fees are fixed, based on agreed packages and scope. We help creators navigate the digital landscape, boost brand presence, and seize growth opportunities.

Content Production Revenues

Our production team runs our own YouTube channel, generating independent revenue without sharing with creators.

TMG Platform’s 10,000+ Creators

Uni Fit & Tall
473K sub | Channel URL

Neko Le
230K sub | Channel URL

Thầy Giáo Anh
115K sub | Channel

Quà Tặng Cuộc Sống
1.95M sub | Channel URL

Bài Học Cuộc Sống
1.7M sub | Channel URL

GA Animation
1.66M sub | Channel URL

SuperHero Kids
8.62M sub | Channel URL

Ân ST
945K sub | Channel URL

Anh Ba Phai TV
3.3M sub | Channel URL

SUNRISE MEDIA
759K sub | Channel URL

Studio Wabi Sabi
2.19M sub | Channel URL

ป๋าเต็ด
623K sub | Channel URL

Fun Family
5.58M sub | Channel URL

Soloist Channel
338K sub | Channel URL

เดอะช็อคไทม์ แดวนี้ ผีดุ
603K sub | Channel URL

The Babyboom
602K sub | Channel URL

M. Tup
516K sub | Channel URL

เสกสรรค์ปั้น YouTube
838K sub | Channel URL

Lula Official
74.6K sub | Channel URL

Nutties11311
1.39M sub | Channel URL

The possibilities are endless! TMG supports our creators from content creation to monetization to brand collaboration to “riding” the explosion of Social Commerce.

TMG support our over 10,000 creators every step of the way to ensure more revenues and market reach. Here is are some of our talented creators:

Growth Strategies

Strategic Partnerships

Partner with advertisers and influencers to broaden the agency's reach, including podcast providers, entertainment companies, content producers, music labels, live streaming platforms, talent agencies, and event producers.

Explore co-marketing, video collaborations, guest blogging, joint webinars, and cross-promotions to access new audiences and enhance brand visibility.

Build a Strong Influencer Network

Build and maintain relationships with a diverse set of influencers across various industries, prioritizing those with engaged audiences and a history of high-quality content.

Keep influencers informed about new opportunities, campaigns, and industry trends to ensure sustained, successful partnerships.

Social Media Presence

Establish a strong presence on key social media platforms—Facebook, TikTok, Instagram, YouTube, and LinkedIn—to enhance brand awareness, engage with the target audience, and share valuable content.

Use these platforms to demonstrate expertise, highlight success stories, and promote services to advertisers and creators.

Regional Acquisitions

Acquiring digital agencies allows TMG to enter new markets, diversify our customer base, and enhance our capabilities. Acquiring technologies and products accelerates innovation, broadens our product offerings, and boosts competitiveness.

We will also manage a regional advertising platform across Thailand, Vietnam, Indonesia, the Philippines, Singapore, and Malaysia.

THOUGHTFUL MEDIA GROUP

Financial Information

Historical & Forecast Revenues


US$ Million
FY21 - 23 CAGR:
(9.8%)
5
6
7
5.0
FY2021
FY2022
FY2023
9M FY2024 *

*Remark: "The figure of FY2024 represents only 9 months"

Historical & Forecast Revenues



MCN
9M FY 24*
0.3
2.4
2.7
FY 23
1
3
4
FY 22
6
6
FY 21
5
5
US$ Million



Premium Sales
9M FY 24*
1.2
0.4
0.5
0.1
0.1
2.3
FY 23
1.7
0.7
0.5
0.1
3
FY 22
FY 21
US$ Million
Thailand
Vietnam
Indonesia
Philippines
Singapore

*Remark: "The figure of FY2024 represents only 9 months "

Key Financial Highlights

Gross Profit *(US$ Million)*



1.9
1.3
0.9
1.2
FY2021
FY2022
FY2023
9M FY2024 *

Year	Gross Profit	Gross Margin	EBITDA
FY2021	0.9	16%	(7%)
FY2022	1.3	22%	5%
FY2023	1.9	28%	6%
FY2024 (*9 Months)	1.2	24%	(3%)

*Remark: "The figure of FY2024 represents only 9 months"

Key Financial Highlights

Key Highlights	FY2021	FY2022	FY2023	FY2024 (as at Sep*)
Balance Sheet (US$'000)				
Current assets	1,017	1,387	2,793	3,357
Cash and bank balances	23	670	717	622
Net assets	(487)	(308)	(79)	(265)
Key Expenses (US$'000)				
Staff cost	552	445	1,017	801
General and administrative expenses	1,210	1,070	1,520	1,262

*Remark: "The figure of FY2024 represents only 9 months"

Thank You.

Kriangkrai CHAIMONGKOL
Chief Executive Officer
kriangkrai.chaimongkol@thoughtfulmedia.com

Xue Li HENG
Chief Financial Officer
yanrong.heng@thoughtfulmedia.com

www.thoughtfulmedia.com